UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2010

BRIGUS GOLD CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Purdy’s Wharf Tower II Suite 2001, 20th Floor 1969 Upper Water Street Halifax, Nova Scotia	B3J 3R7 Canada
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (902) 422-1421

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 27, 2010, Brigus Gold Corp. (“Brigus”) entered into a letter agreement (the “Consulting and Severance Agreement”) with Richard F. Nanna, Brigus’s Senior Vice President – Exploration, pursuant to which the parties agreed that Mr. Nanna’s employment with Brigus would be terminated as of September 30, 2010 and Mr. Nanna would receive certain consideration upon such termination.  Specifically, Brigus and Mr. Nanna agreed as follows:

•	Brigus will pay Mr. Nanna as follows:

o	a lump sum payment of $825,000 as severance at or prior to September 30, 2010 (“Severance Payment”) payable in a combination of cash and Brigus common shares; and

o	a lump sum cash payment equal to 36 times Brigus’s monthly cost of health care coverage for Mr. Nanna and his spouse and dependents under Brigus’s employee group health plan (“Benefit Payment”);

However, Brigus shall not have any obligation to pay the Severance Payment or the Benefit Payment if Mr. Nanna is terminated for cause or if he terminates his employment prior to September 30, 2010 for any reason.

In addition, pursuant to the Consulting and Severance Agreement, Mr. Nanna agreed to enter into a severance agreement and mutual release which is included in the Consulting and Severance Agreement as an exhibit.  Such severance agreement and mutual release contains the terms described above, as well as, among other things, the following:

•
all stock options granted to Mr. Nanna and outstanding as of September 30, 2010 will remain exercisable until the earlier to occur of (i) such option’s normally scheduled expiration date and (ii) September 30, 2011;

•	mutual releases of claims by each party against the other party; and

•	other customary representations, warranties and covenants regarding, among other things, confidentiality, non-solicitation of employees and non-disparagement.

The foregoing description of the Consulting and Severance Agreement is qualified in its entirety by reference to the Consulting and Severance Agreement attached to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated August 27, 2010, between Brigus Gold Corp. and Richard Nanna

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 1, 2010

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development